EXHIBIT 10.pp

                                  SPACE CHARTER
                             MV "NORWEGIAN DYNASTY"
                         (to be renamed "CROWN DYNASTY")

         This SPACE CHARTER ("Space Charter") is made and entered into as of the 12th day of July, 1999 (the "Effective Date") by and between CROWN CRUISES LIMITED, a Bermuda company having its registered office at Cedarpark Centre, 48 Cedar Avenue, Hamilton HM11, Bermuda, ("Owners"), as owners of the Panamanian-flag passenger vessel the MV "CROWN DYNASTY," Registered No. 20933-93B (the "Vessel"), and ATKINSON AND MULLEN, INC., a Pennsylvania corporation doing business as "APPLE VACATIONS" and having its office at 7 Campus Boulevard, Newtown Square, Pennsylvania 19073 ("Space Charterers").

            Owners and Space Charterers agree to a charter of certain space aboard the Vessel during the cruises and the special event at Philadelphia herein specified (collectively "the Cruises" and individually "a" or "the Cruise") and on the terms and conditions, hereinafter set forth.

         1. DESCRIPTION AND CONDITION OF THE VESSEL.

            (a) On the commencement of the first Cruise contemplated herein, the Vessel shall:

               (i) be classed DNV+1A1 Passenger Ship NAUT-B-BO with Det Norske Veritas (the "Classification Society");

               (ii) be in possession of a valid Passenger Certificate for at least the number of passengers she will be carrying for Space Charterers as provided in Clause 7(b), issued by competent authorities;

               (iii) be tight, staunch, strong, in good order and condition, and in every way fit for the service, be well and sufficiently tackled, appareled, furnished and equipped in

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every respect, with her passenger accommodations, machinery, boilers, hull and other equipment in a good and thoroughly efficient state;

               (iv) be of the description set out in the Description of the Vessel and Passenger Accommodation Plan attached as part of EXHIBIT 1 (a) (iv) hereto;

               (v) be fully equipped with bed linen, cutlery, crockery, glass, furniture, furnishings and accessories;

               (vi) be fully air conditioned in all passenger areas and have hot and cold running water in sufficient quantities for wash basins and showers;

               (vii) have on board all certificates, documents and equipment required from time to time by any applicable law to enable her to perform the charter service without delay, including all trading, safety and other certificates required under the International Convention for Safety of Life at Sea, as amended, and all certificates of financial responsibility required by the United States Federal Maritime Commission; and

               (viii) comply with all applicable laws, regulations and requirements, and other regulations in force, so as to enable her to enter and operate in the territorial waters of the countries whose ports are specified in the itineraries for the Cruises.

            (b) All accommodations and spaces of whatsoever kind available to passengers pursuant to Section 5 hereof shall have been cleaned to Space Charterers' reasonable satisfaction.

         2. SHIPBOARD PERSONNEL AND THEIR DUTIES.

            (a) At the commencement of the first Cruise as specified in EXHIBIT 4 (c) hereto, the Vessel shall have a full and efficient complement of master, officers, crew and hotel staff for a passenger cruise vessel of her type and tonnage, who shall be in any event not less

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than the number required by the laws of the flag state and who shall be trained to operate the Vessel and her equipment competently and safely. The Master, all key officers, hotel staff and other personnel serving in critical positions shall speak the English language.

            (b) Space Charterers shall always be responsible for the acts or omissions of any employees, representatives or agents of Space Charterers that embark on the Vessel (collectively "Space Charterers' Representatives").

         3. DUTY TO MAINTAIN. Throughout the Cruises, Owners shall, whenever the passage of time, wear and tear or any event, requires steps to be taken to maintain or restore the conditions stipulated in Clauses 1 and 2, exercise due diligence to maintain or restore the Vessel, provided, however, that Space Charterers shall be responsible for any damage to equipment caused by the negligent or improper use by any of Space Charterers' Representatives.

         4. SPACE CHARTER; TERM.

            (a) For the duration of the Cruises, Owners shall make available to Space Charterers the space on the Vessel identified in Clause 5 hereof. This Space Charter is not a demise of the Vessel, but is a charter of the space specified in Clause 5 hereof for the duration of the Cruises.

            (b) The term of this Space Charter (the "Term") shall commence on the Effective Date and shall end on *. However, until and unless the Owners purchase the Vessel, this Space Charter is subject to earlier termination pursuant to the terms of Section 47 of that certain "Barecon 89" Standard Bareboat Charter Agreement between Crown Dynasty, Inc. and Crown Cruise, Ltd., dated March 1, 1999.

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*Marked text ommitted pursuant to an application for an order for confidential treatment by Commodore Holdings Limited.

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            (c) The Cruises shall be between the ports on the itineraries specified in EXHIBIT 4(c) hereto with the first Cruise commencing at Aruba on December 18, 1999 and the last Cruise ending on October 25, 2003 at a port near Baltimore, Maryland via Philadelphia, Pennsylvania to be nominated by Owners (on or before June 1, 2003). For purposes of this Space Charter, the period beginning December 18, 1999, and ending upon the arrival of the Canada Cruise on October 25, 2000, is called "Cruise Year 1;" the period beginning immediately after the end of Cruise Year 1 and ending upon the end of the Canada season in 2001 (approximately October 25) is called "Cruise Year 2;" the period beginning immediately after the end of Cruise Year 2 and ending upon the end of the Canada season in 2002 (approximately October 25) is called "Cruise Year 3;" and the period beginning immediately after the end of Cruise Year 3 and ending upon the end of the Canada season in 2003 (approximately October 25) is called "Cruise Year 4."

         5. SPACE AVAILABLE TO SPACE CHARTERERS.

            (a) The Vessel's public accommodation areas, including state rooms, public decks, dining rooms, lounges and entertainment areas (all such areas being herein called the "Public Areas"), plus the passenger cabins specified in paragraph (b) of this Clause 5, shall be available to Space Charterers. Space Charterers' passengers shall be restricted to such part of the Vessel as are customarily used by passengers, reserving proper and sufficient space for the Master, crew, hotel staff, tackle, apparel, furniture, bunkers, provisions and stores.

            (b) Space Charterers shall have the right to embark the minimum respective numbers of passengers on each of the Cruises indicated in Clause 6 hereof. A listing of the applicable passenger cabins allocated to Space Charterers and the Vessel's layout is part of EXHIBIT 1 (a) (iv) hereto. Certain of the passenger cabins allocated to Space Charterers and

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identified in EXHIBIT 1 (a) (iv) will accommodate a third or fourth passenger and Space Charterers will be permitted to house three (3) or four (4) passengers, as the case may be, in such cabins, subject to the provisions of Clause 27 hereof as to such extra berth sales. In the event either Owners or Space Charterers desires to exchange cabins, the parties will use their reasonable efforts to accommodate the reasonable requests of one another.

            (c) Owners shall at all times be entitled to embark their own or other third parties' passengers in the other passenger cabins of the Vessel (not allocated to Space Charterers pursuant to paragraph (b) of this Clause 5 and
EXHIBIT 1 (a) (iv) hereto) up to the full berth capacity of such other cabins and to make available to such other passengers all the Public Areas. The standard and quantity of food, drink and services provided to such other passengers by Owners shall be the same as those provided by Owners under this Charter to the passengers embarked by Space Charterers.

            (d) Unless the context otherwise requires, or unless otherwise specified herein, the term "passengers" as used in this Space Charter, shall be deemed to refer to passengers embarked on the Vessel by Space Charterers.

         6. SPACE CHARTER HIRE AND SECURITY FOR SPACE CHARTERERS' AND OWNERS' OBLIGATIONS.

            (a) Hire shall be comprised of the amounts and shall be payable as specified in the following sub-paragraphs (i) through (iv) of this Clause 6(a) (such amounts being collectively called "Charter Hire"):

               (i) For each of the Cruises to take place as specified in EXHIBIT 4 (c) hereto (1) from Aruba to Aruba, (2) from Aruba to Philadelphia, (3) from Baltimore to Baltimore via Philadelphia, New York and Canada between October 11, 2000 and October 25, 2000, and

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(4) the special event at Philadelphia, * per day, or pro rata for any part of a day for the duration of each such Cruise, based in each case on * passengers at
* per passenger per day.

               (ii) For each of the Cruises to take place as specified in
EXHIBIT 4 (C) hereto (1) from Bermuda to Bermuda between May 10, 2000 and June 7, 2000, and (2) from Bermuda to Bermuda between August 30, 2000 and October 11, 2000, * per day or pro rata for any part of a day for the duration of each such Cruise, based on a * passengers at * per passenger per day.

               (iii) For the Cruises to take place as specified in EXHIBIT 4 (C) hereto from Bermuda to Bermuda between June 7, 2000 and August 30, 2000, * per day or pro rata for any part of a day for the duration of each such Cruise, based on a * passengers at * per passenger per day.

               (iv) For Cruise Years 2001 - 2003 the Cruises described in (i) -
(iii) above will continue as set forth therein, except (a) for chronological changes in the dates to reflect annual changes in the calendar, and except as otherwise jointly agreed upon by Owners and Space Charterers, (b) for changes in the Cruises as mutually determined by the parties, and (c) the Charter Hire described therein will be increased (x) for Cruise Year 2 by *, compounded; (y) for Cruise Year 3 by another *, compounded; and (z) for Cruise Year 4 by another *, compounded. These increases are called, collectively the "Percentage Increases."

               (v) If the cost of Vessel fuel increases by an extraordinary amount (e.g., as the result of an oil boycott), Space Charterers agree to meet with Owners to discuss the problem and the parties will reach a mutually satisfactory agreement as to how to resolve the problem. On the other hand, if the cost of Vessel fuel decreases, Space Charterers may be

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* Marked text ommitted pursuant to an application for an order for confidential treatment by Commodore Holdings Limited.

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entitled to a credit as described herein. The current price (Philadelphia) for
Vessel fuel is $101.90 ("Base Price"). Beginning upon the purchase by Owners of Vessel fuel for Cruise Year 1, Owners will, throughout Cruise Year 1, determine the average cost paid by Owners per ton for Vessel fuel ("Average Cost"). If, for Cruise Year 1, the Average Cost is less than the Base Price, for Cruise Year 2 Space Charterers will receive a credit equal to (a) the difference between the average price and the Base Price, multiplied by (b) the number of tons of Vessel fuel purchased during Cruise Year 1 for the Cruises. The same procedure will be applied in Cruise Years 3 and 4. Any credit to which Space Charterers is entitled will be given through a reduction in the Charter Hire for the next Cruise Year, which reduction will be spread ratably over the entirety of such Cruise Year. Whether or not a credit is due will always be based upon the Base Price. For example, if in Cruise Year 1 the Average Cost is $104 per ton, no credit would be due Space Charterers because the Average Cost exceeded the Base Price. If thereafter, in Cruise Year 3, the Average Cost was $103 per ton, Space Charterers would not be entitled to a credit because the Average Cost was still more than the Base Price, even though it was less than the Average Cost in Cruise Year 2. Any credit to which Space Charterers is entitled but has not been utilized at the end of the term of the Space Charter will be paid by Owners to Space Charterers, either by an offset against amounts owed to Owners by Space Charterers, or in cash.

               (vi) On or before September 1, 1999, Owners shall provide to Space Charterers a list of itemized start-up costs incurred by Owner in connection with the Vessel with copies attached of paid receipts or final billings in respect of such costs. These start-up costs, together with the verified costs attributable to the items listed on EXHIBIT 6 (a) (vi), are herewith called the "Costs." Space Charterers will pay Owners in unrestricted funds, as a supplement to

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Charter Hire, * of the Costs, up to a maximun of *, as follows: (a) * will be paid on or before September 27, 1999; and (b) the remaining amount will be paid in three equal annual installments on or before September 27th of Cruise Years 2000, 2001 and 2002, provided that no installment shall exceed the amount of *. During the lay up periods when the Costs are being incurred, the Vessel will not be used for any outside cruises or otherwise except for repositioning ferry.

         (b) (i) As security for their Charter Hire and their other obligations under this Space Charter, Space Charterers shall cause to be delivered to Owners on or before July 30, 1999, a stand-by irrevocable letter of credit (the "SC Letter of Credit") issued by Brown Brothers, Citibank, N.A. or Chase Manhattan Bank N.A. or any other U.S. bank acceptable to Owners in the face amount of *, having an expiry date no earlier than 30 days after the last Cruise under this Space Charter or of the last Cruise under any extension hereof, otherwise containing terms acceptable to Owners, and payable in one or more drawings against a draft and a certificate purporting to be signed by an authorized signatory of Owners stating that Space Charterers have defaulted in their payment obligations to Owners and that the accompanying draft is for an amount not in excess of the amount of such defaulted obligations.

               (ii) As security for their obligations under this Space Charter, Owners shall cause to be delivered to Space Charterers on or before August 1, 1999, a standby irrevocable letter of credit (the "Owners Letter of Credit") issued by Brown Brothers, Citibank, N.A., or Chase Manhattan Bank, N.A. or any other U.S. bank acceptable to Space Charterers in the face amount of * having an expiry date no earlier than 30 days after the last Cruise under this Space Charter or of the last Cruise under any extension hereof, otherwise containing terms acceptable to Space Charterers; and payable in one or more drawings against a draft and

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* Marked text ommitted pursuant to an application for an order for confidential treatment by Commodore Holdings Limited.

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certificate purporting to be signed by an authorized signatory of Space
Charterers stating that Owners have defaulted in their obligations to Space Charterers and that the accompanying draft is for an amount not to exceed the amount of such defaulted obligations.

            (c) Space Charterers hereby represent that (i) it is the ultimate parent entity that operates "Apple Vacations," and (ii) it owns substantially all of the assets of "Apple Vacations." Each of Owners and Space Charterers shall (i) cause its independent counsel and auditors to answer all such inquiries as the other may reasonably make as to its financial ability to perform its respective obligations under this Space Charter, and (ii) promptly notify the other of any change in its financial condition having or likely to have a material adverse effect upon its ability to perform its obligations hereunder.

            (d) Beginning on or before the 14th day prior to a Cruise, Space Charterers shall deposit all receipts from passengers in respect of the Cruises in an escrow account (the "SC Escrow Account") with Founder's Bank as escrow agent (the "SC Escrow Agent"), and as further security for Space Charterers' obligations under this Space Charter, shall create and hereby creates a security interest in all balances in the SC Escrow Account in favor of Owners; provided however that such security interest shall be subordinated in all respects to any security interest in said balances as may exist from time to time in favor of the Federal Maritime Commission or in favor of customers of Space Charterers for refunds of passage moneys paid in advance in respect of non-performance of transportation agreed with such customers. To the extent necessary to perfect said subordinated security interest in favor of Owners, Space Charterers shall execute and deliver to Owners on or before August 1, 1999, a Form UCC-1 or other financing forms or instruments as Owners may require. Space Charterers shall provide Owners with a copy of the escrow agreement (the "SC Escrow Agreement") with respect to the

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SC Escrow Account, which shall be in a form reasonably acceptable to Owners;
shall include a provision requiring that a copy of all notices given under the SC Escrow Agreement be provided to Owners; shall include a provision that there will be no disbursements from the SC Escrow Account until forty-eight (48) hours after passengers disembark from the Cruise; and shall not permit any amendment to be made to the SC Escrow Account (including any change in the SC Escrow Agent) without the prior written consent of Owners, which consent shall not be unreasonably withheld. The cost of the SC Escrow Account shall be shared equally between Space Charterers and Owners.

            (e) The SC Escrow Agreement will also provide that, if Owners are liquidated or dissolved the SC Escrow Account balance, if any, will be distributed to Space Charterers. Further, if Owners are required to pay funds, pursuant to Clauses 21A, 21B and 6 (i) below, it will provide for distribution as so required.

            (f) PORT CHARGES AND PASSENGER SUPPLEMENT. Not more than fourteen
(14) days before the commencement of each Cruise, Owners shall invoice Space Charterers, who shall thereupon promptly (and in any event not later than two business days from receipt of such invoice) pay Owners all actual out-of-pocket passenger-related port charges of the categories described in EXHIBIT 6(f) incurred or to be incurred by Owners for the Cruise in question PLUS (i) in the case of Cruises not commencing at Aruba a supplement of * for each passenger actually booked on such Cruise as a handling charge, and (ii) in the case of Cruises commencing at Aruba, a supplement of * for each passenger actually booked on such Cruise as a handling charge, in each case multiplied by the number of days of such Cruise. Concurrently with the departure of each Cruise, the parties shall determine the exact number of Space Charterers passengers on board each such Cruise, and

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* Marked text ommitted pursuant to an application for an order for confidential treatment by Commodore Holdings Limited.

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Owner shall provide either a supplemental invoice or credit to Space Charterer to reflect the amount due under this Clause 6(f) based on the actual number of passengers on board the Vessel.

            (g) All references herein to "Dollars" are to Dollars of the United States of America.

            (h) If Space Charterers at any time default in the punctual payment of any Charter Hire or any other amount due hereunder, Owners may demand in writing that Space Charterers make payment of said amount within seventy-two
(72) hours of receipt of such notification (with respect to amounts due under Clause 6(a) of this Space Charter) or within five (5) calendar days of receipt of such notification (with respect to all amounts due under this Space Charter other than pursuant to Clause 6(a)), failing which Owners shall have the option, exercisable by written notice to Space Charterers at the end of such seventy-two
(72) hour or five (5) day period, as the case may be, beginning after the end of the seventy-two (72) hours or five (5) day period, as the case may be, by written notice to Space Charterers, to draw upon the SC Letter of Credit for the amount due. Thereafter, if within a seven (7) day period, Space Charterers fail to notify Owners that they have replenished the SC Letter of Credit to its full amount of *, Owners may, by notice to Space Charterers, terminate this Space Charter, in which case Space Charterers shall have no further rights in respect of any spaces in the Vessel, and without prejudice to any further claim Owners may have against Space Charterers, Owners shall be entitled to retain all amounts thereunto paid by Space Charterers, and to the extent that such amounts do not compensate Owners fully for all amounts remaining due under this Charter, to draw upon the SC Letter of Credit for any remaining amount.

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* Marked text ommitted pursuant to an application for an order for confidential treatment by Commodore Holdings Limited.

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            (i) Any Charter Hire paid in advance and not earned shall be refunded to Space Charterers within seventy-two (72) hours unless such amounts are not earned by reason of Space Charterers' default and provided that if the Vessel be lost, Charter Hire shall be paid up to and inclusive of the time of loss or, if missing, up to and inclusive of the time last reported. Should the Vessel become a constructive and/or compromised and/or arranged total loss, such loss shall be deemed to have occurred and the Charter Hire shall cease as from the time of the casualty resulting in such loss.

         7. DAMAGE TO THE VESSEL.

            (a) Space Charterers shall be liable for any and all damage caused to the Vessel by Space Charterers' Representatives. The Master or his Officers shall advise Space Charterers' representative on board as soon as any damage to the Vessel is discovered for which Space Charterers may be liable. A list of such damage shall be presented in writing to Space Charterers or their representatives at the end of each voyage.

            (b) Space Charterers shall not be responsible for loss or damage sustained by the Vessel through negligence of passengers, pilots, masters, officers, crew, hotel staff or tugboats.

         8. OWNERS TO PROVIDE. Owners undertake throughout the Cruises to provide (except to the extent otherwise specifically provided):

            (a) (i) for the management, maintenance, furnishings, facilities, services and navigation of the Vessel, all to a standard equal to that generally prevailing on the Vessel as heretofore operated by Norwegian Cruise Line, except that the Owners shall replace carpeting in the Vessel prior to delivery to Space Charterers where appropriate and shall maintain the paint and carpet aboard the Vessel throughout the term of the Space Charter in order to maintain the

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Vessel in a first class status and except in respect of the standard of meals and dining room and kitchen staff as to which the standard specified in (iv) below shall prevail;

               (ii) all deck and engine room officers and crew, fuel, lubricants and stores;

               (iii) all pursers and hotel staff (other than dining room and kitchen staff as provided in (iv) below);

               (iv) all meals for passengers at the standard consistent with the menus attached as EXHIBIT 8 (a) (iv), and Owners shall utilize the services of Apollo Catering (or if Apollo Catering is unavailable for any reason, a similar quality caterer) as the exclusive caterer of the Vessel for the Cruises (which caterer shall also provide all dining room and kitchen staff), based on such menus and an agreed assumption as to a daily food cost of * per passenger per day. Should such caterers demand a higher amount of daily food cost as a condition to their providing catering services at such level for the Cruises, Charter Hire hereunder shall be correspondingly increased to cover such increased cost of Owners;

               (v) to enter the Vessel in a Protection and Indemnity ("P&I") Club which is a member of the International Group of P&I Clubs for coverage against customary P&I risks, including risks of death, personal injury or loss of effects of passengers or Space Charterers' Representatives;

               (vi) to appoint all agents required in connection with Owners' undertakings herein;

               (vii) to provide performance guarantees to the extent required by applicable law, including Subpart A of Part 540 of Title 46 of the U.S. Code of Federal Regulations;

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* Marked text ommitted pursuant to an application for an order for confidential
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               (viii) to pay for any embarkation and disembarkation taxes or any head taxes, other taxes or fees imposed by any authorities on passengers;

               (ix) to pay for shore excursions and any other expenses solely relating to the passengers, such as usage of local launches, tenders, luggage transportation from shore to the Vessel and vice versa, etc.;

               (x) to include, as a minimum, as guest amenities bathrobes in every cabin, toiletries of high quality and design (e.g. Crabtree & Evelyn, Smith & Vandiver, Neutrogina or similar), satellite TVs with remotes in every cabin, in-cabin safes, hairdryers and high-quality soft goods (towels, bath sheets, linens) and to place fresh flowers in all cabins and public areas to replenish as needed; and

               (xi) to make the upgrades to the Vessel as described at EXHIBIT 8
(a).

            (b) *

            (c) If Owners have reason to be dissatisfied with the conduct of any of Space Charterers' Representatives, Space Charterers shall, on receiving particulars of the complaint, promptly investigate the matter and consult with Owners on how to resolve the situation.

            (d) Owners shall be responsible for all documentation of or relating to passengers and their baggage and shall provide Space Charterers with an adequate supply of Owners standard terms passenger ticket for issuance to passengers as contemplated by Clause 12 hereof.

         9. ON BOARD REVENUES AND PORT CHARGES.

            (a) Owners shall be solely entitled to receive and shall retain all amounts received in respect of on-board sales to passengers, including without limitation, receipts from

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* Marked text ommitted pursuant to an application for an order for confidential treatment by Commodore Holdings Limited.

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all bars, laundry, shops, facsimile, telephones, copying charges and all concessions on the Vessel.

            (b) Owners shall supply the Vessel's bars and all liquor (including restaurant liquor and beverage sales) at their expense.

            (c) The prices for all shore excursions for passengers shall be established by and shall be the sole responsibility of Owners and Owners shall retain all proceeds derived therefrom.

            (d) For purposes of this Clause 9, the sale of cabin upgrades by Space Charterers on-board the Vessel shall not be deemed to be on-board revenue as long as the upgraded cabins are cabins assigned to Space Charterer pursuant to EXHIBIT 1 (a) (iv).

         10. SPACE CHARTERERS' REPRESENTATIVE.

            (a) Space Charterers shall have on board a representative who will be responsible to the Master for all matters affecting Space Charterers' interests and the welfare of the passengers and Space Charterers'
Representatives. Space Charterers' Representatives shall occupy cabins allocated to Space Charterer pursuant to this Charter.

            (b) Space Charterers' Representatives shall be at Space Charterers' full risk and expense but shall be signed on as supernumeraries on the Vessel's Articles.

            (c) Owners shall supply the Space Charterers' Representative with a usable office. The office will have a telephone and fax machine for his/her use, the costs of which will be billed to and paid by Space Charterers at cost.

            (d) Space Charterers' Representatives on board the vessel will receive a 50% discount on beverages and will pay excursion charges at Owners' cost.

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         11. SMUGGLING. Any delay, expenses or fines incurred on account of smuggling if caused by Space Charterers' Representatives (unless provided by Owners) or Space Charterers' passengers shall be for Space Charterers' account, but if incurred by Owners passengers or Owners' officers, crew or hotel staff shall be for Owners' account.

         12. PASSENGER TICKETS. Space Charterers shall issue to passengers Owners standard form of ticket, a copy of which has been supplied to Space Charterers. Space Charterers shall not make any alterations or amendments to the terms and conditions of the ticket without Owners' approval, which approval shall not be unreasonably withheld. Owners shall only be liable to the passengers to the extent provided in the terms and conditions of the tickets and not otherwise. All rights, exemptions and limitations of whatsoever nature effective for Owners under this Space Charter, in whatsoever connection, also apply in favor of the Master, officers, crew members, hotel staff, other servants, agents and independent contractors irrespective of whether the latter are acting on behalf of Owners or as contractual partners of the passengers.

         13. INDEMNIFICATIONS.

            (a) Owners shall indemnify, defend and hold harmless Space Charterers from and against any liability or expenses resulting from any and all claims asserted by any person or entity claiming a loss, asserting any rights or prosecuting any action against Space Charterers arising from or in connection with conditions or operation of the Vessel, including but not limited to the negligent acts or omissions of the Master, officers, crew members, hotel staff, other employees, servants, agents and independent contractors of Owners.

            (b) Space Charterers shall indemnify, defend and hold harmless Owners from and against any liability or expenses resulting from any and all claims asserted by any person or entity claiming a loss, asserting any rights or prosecuting any action against Owners arising from

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or in connection with any negligent acts or omissions of Space Charterers'
Representatives, or other employees, servants, agents and independent contractors of Space Charterers.

         14. BOOKING. Space Charterers shall be solely responsible for the general booking plan and the actual berthing arrangements for the passengers within the cabins allocated to Space Charterers as shown on EXHIBIT 1 (a) (iv) hereto. At least fourteen (14) days prior to the departure of the Vessel on each Cruise, Space Charterers shall provide the Owners with a complete passenger manifest, in duplicate, of the name of each of the passengers who will be embarking, the berth reserved for each, each passenger's date of birth and passport number and place and date of issue. Such manifest shall contain such information relating to each passenger as may be required by the authorities of the various ports of call of the Vessel. Owners shall allow Space Charterers to reasonably update such manifest until the date of departure of each Cruise.

         15. COMPLIANCE WITH REGULATIONS. Space Charterers and Owners shall comply with all rules and laws of the various governments regarding exchange control and customs control, and Space Charterers undertake to inform all passengers and Owners undertake to inform its crew and other employees accordingly. Owners shall not be responsible for breaches of the respective laws committed by Space Charterers or Space Charterers' Representatives (unless provided by Owners) and Space Charterers shall indemnify Owners for any loss, damage or expense incurred thereby. Space Charterers shall not be responsible for breaches of the respective laws committed by Owners, the master, officers, crew, hotel staff and/or other employees of Owners, and Owners shall indemnify Space Charterers for any loss, damage or expense incurred thereby.

         16. SHORE EXCURSIONS. The planning and execution of all shore excursions during the Cruises offered by Owners to passengers shall be the sole responsibility of Owners, and all revenues and costs associated therewith shall be for Owners' account; provided, however, that Owners shall allow Space Charterers to participate in the selection and planning of shore excursions in order to assure the most successful shore excursion program, and Owners shall notify Space Charterers of the available shore excursions as soon as they have been finalized so that Space Charterers may include them in their marketing program. Owners will make available to Space Charterers' passengers the same shore excursions as Owners organize for their own passengers, on the same terms as for Owners' passengers.

         17. AGENTS. Owners shall appoint their agents at each port of call of the Vessel as shown on the agreed itinerary for the purpose of the Vessel's clearance inward and outward.

         18. PASSPORTS. Space Charterers undertake that all their passengers shall be in possession of valid passports, visas and health certificates as required by applicable law.

         19. DEVIATION.

            (a) The Vessel shall have liberty to tow or to be towed, to assist ships in distress and to deviate for the purpose of saving or attempting to save life or property at sea; any reasonable deviation shall not be deemed to be a breach of the contract of carriage and Owners shall not be liable for any loss or damage resulting therefrom. All salvage shall be for Owners, benefit and time lost during salvage operations shall be treated as a period of off hire.

            (b) Following any deviation, the Vessel shall resume, as far as possible, the original itinerary without altering the date and hours of arrival at the last port of call of the same cruise/voyage.

            (c) If, upon arrival at or off any port, the Master is of the opinion that by reason of bad weather or any other cause beyond his control affecting the security of passengers or the Vessel, it is inadvisable for passengers to land or for the Vessel to enter the port, the Vessel may omit the call at that port and shall proceed to the next port in the itinerary of the cruise or such other destinations as are reasonably agreed between Owners and Space Charterers. If, on account of any cause whatsoever beyond the control of Owners, the Vessel is unable to adhere to the itinerary of a cruise, such itinerary shall be altered by mutual agreement between Owners and Space Charterers.

            (d) If the Vessel must omit a port in its itinerary pursuant to this Clause 19, the Owners shall notify the Space Charterers promptly after the decision to omit a port has been made, and allow Space Charterer's to participate in the decision of what port will be omitted; provided, however, that if the omission of a port relates to a safety concern, the parties shall defer such decision to the Master.

         20. FORCE MAJEURE. Neither the Vessel, her Master or Owners, nor Space Charterers shall, unless otherwise in this Space Charter expressly provided, be responsible for any loss or damage or delay or failure in performing hereunder arising or resulting from: act of God; act of war; perils of the seas; act of public enemies, pirates or assailing thieves; arrest or restraint of princes, rulers or people, or seizure under legal process provided bond is promptly furnished to release the Vessel, strike or lockout or stoppage or restraint of labor from whatever cause, either partial or general; or riot or civil commotion.

         21. WAR RISKS.

            (a) The Vessel shall be at liberty as against Space Charterers and passengers, without liability for loss or damage, to comply with any order or direction as to departure, arrival, routes, ports of call, stoppages, destinations, delivery or otherwise howsoever given by the Government of the Nation under whose flag the Vessel sails or any department thereof, or by any other government or any department thereof, or any person acting or purporting to act with the authority of such Government or of any department thereof, or by any committee or person having, under the terms of the War Risks Insurance on the Vessel, the right to give such orders or directions and if by reason of and in compliance with any such orders or directions anything is done or is not done, the same shall not be deemed a deviation, and acts or omissions in accordance with such orders or directions shall be a fulfillment of this Charter and the hire shall be payable accordingly.

            (b) In the event of:

               (i) outbreak of war (whether declared or not) or hostilities between any two of the following countries -- United Kingdom, United States of America, Venezuela, Bermuda, Canada or any of the countries in the Caribbean;

               (ii) the nation under whose flag the Vessel sails becoming involved in war (whether declared or not) or hostilities;

               (iii) revolution, civil war, insurrection;

               (iv) arrests and restraints of princes, rulers or people or requisition by or in compliance with the orders of the government under whose flag the Vessel sails;

               (v) the issuance of a travel advisory by the U.S. Government, or serious threat of terrorism;

               (vi) acts of God, perils of the sea, pirates, assailing thieves, collision, stranding, grounding and other accidents of navigation (even if caused by the negligence, default or error in judgment of the Master, officers and crew) explosions, bursting of boilers, breakages of shafts or any latent defects of the Vessel's hull or machinery not resulting from negligence or any want of due diligence on the part of Owners (the possible events described in (i) - (vi) hereof are collectively called the "Extraordinary Events");

         which directly affect the fulfillment of this Charter in such a material way that either or both of the parties hereto cannot reasonably be expected to continue, then either Owners or Space Charterers may terminate this Charter, whereupon Space Charterers shall complete any voyage in progress and redeliver the Vessel to Owners at the port of redelivery for such Cruise as shown on EXHIBIT 4 (C) hereto, and each party shall return to the other any advance payment that may have been made, but subject thereto neither party shall have any claim against the other arising out of the termination or the event or events giving rise to the termination.

         21A. DISABILITY OF VESSEL. If the Vessel is at any time disabled (other than as the result of an Extraordinary Event) prior to or during a Cruise for a period exceeding 48 hours, Space Charterer, in its sole discretion, may cancel the Cruise and Owners and Space Charterers will direct the SC Escrow Agent to refund passengers the advances paid by them. In addition, upon a cancellation, Owners will be responsible to fully protect the rights to outside travel agents to their commissions, upon receipt of appropriate and verifiable information obtained from Space Charterers setting forth the names, full addresses and amounts owed by Space Charterers to all outside travel agents on account of the Cruise. Further, upon a cancellation, Owners will be responsible to pay for all reasonable costs of repatriating any passengers to their cities of residence. Finally, upon a cancellation causing a full refund to Passengers, Owners will provide Space Charterers a one-time fifty percent (50%) on the Charter Hire for any passenger of a Cruise commencing within 12 months of the cancellation who was also a passenger on the cancelled Cruise. This Charter Hire reduction will be subject to Space Charterers providing appropriate documentation to Owners.

         21B. DELAY OF VESSEL. If (a) a delay in embarkation occurs (excluding one caused by an Extraordinary Event or the reasonable expectation of an Extraordinary Event), and the scheduled Cruise ultimately occurs but the delay continues for a period exceeding twenty-four (24) hour from the scheduled departure time for such voyage, or (b) there is a delay in the Cruise which occurs after embarkation, and the delay causes the Cruise to arrive at its final destination more than twelve (12) hours after the scheduled arrival, then in those events Owner shall refund to Space Charterers a prorated portion of the Charter Hire (exclusive of the port and handling charge or gratuities) for each such twenty-four (24) hour or twelve (12) hour (as the case may be) period of delay. If the 24- or 12-hour delay in arrival causes any passengers to miss their connecting air transportation, Owners shall pay all reasonable costs of repatriating such passengers to their cities of residence.

         22. ADVERTISING. Each party hereto guarantees that all advertising or other promotional material used by such party to solicit and/or book passengers on the Vessel shall comply with all applicable governmental laws and regulations, failing which the party using such unlawful material shall indemnify, defend and hold harmless the other party hereto from any liability resulting therefrom or fines levied on the Vessel or such other party. Space Charterers shall obtain Owners' advance approval of its brochures, which approval shall not be unreasonably withheld. All national trade advertising for Cruises from Aruba to Aruba and from Aruba to Philadelphia shall list the telephone numbers for both Owners and Space Charterers and shall instruct persons from identified states and countries to call the telephone number for the appropriate person (either Owners or Space Charterers, as set forth in EXHIBIT 22) responsible for such state or country. Owners shall obtain Space Charterers' advance approval of any national trade advertising and expense budget for same, which approval shall not be unreasonably withheld. The cost of such national trade advertising shall be shared equally between Space Charterers and Owners.

         23. INTENTIONALLY OMITTED.

         24. MARKETING ALLOWANCE AND RELATED EXTRA PER PASSENGER PAYMENTS.

            (a) In addition to the passenger cabins allocated to Charterers and covered by Clause 6 and EXHIBIT 1 (a) (iv) hereto, Owners shall provide Space Charterers with a further (i) * cabins for a total of * extra passengers on the Cruises beginning at Aruba (other than the Cruise from Aruba to Philadelphia), and (ii) * cabins for a total of * extra passengers on the Cruise from Aruba to Philadelphia (the "Marketing Allowance Cabins").

            (b) Space Charterers shall pay Owners for all passengers booked into the Marketing Allowance Cabins not later than fourteen (14) days prior to commencement of each Cruise in question (i) * per passenger per day of the Cruise (said amount subject to the Percentage Increase as described at Clause 6
(a) (iv) above); and (ii) Owners' out-of-pocket port charges incurred by Owners and the related per passenger supplements, specified in Clause 6(f) hereof.

         25. BERMUDA HOTEL GUARANTY AND CHARTER FLIGHTS. Space Charterers understand that Owners will enter into a three-year agreement with the relevant authorities in Bermuda to cause passengers to occupy a certain number of hotel rooms in Bermuda during times that the Vessel visits Bermuda (the "Bermuda Hotel Guaranty"). Space Charterers and Owners shall jointly select the hotels and negotiate the room rates to meet the Bermuda Hotel Guaranty, and agree

----------
* Marked text ommitted pursuant to an application for an order for confidential treatment by Commodore Holdings Limited.

that each will use their respective best marketing efforts so that Owners fulfill this obligation during the term of the Space Charter including any extensions thereof. In the event Owners and Space Charterers are unable to sell such required number of hotel rooms, Space Charterers shall reimburse and indemnify Owners for the cost of one-half of such unsold but guaranteed rooms at rates to be agreed upon by the parties. The parties acknowledge that Space Charterer will arrange for certain charter flights to and from Bermuda, in part, to serve passengers who will stay in Bermuda to meet the Bermuda Hotel Guaranty, and that Space Charterer will reserve up to 50 seats on such charter flights for such persons. If Space Charterers are unable to meet the Bermuda Hotel Guaranty, it will release the associated charter flight seats for sale to others not less than thirty (30) days before the departure of each Cruise, and will use its best efforts to sell such seats to others. If, despite using such efforts, certain of such reserved seats go unsold, the parties shall share the cost of such seats equally, which cost is estimated to be between $175 and $195 per seat per round trip flight. Owners and Space Charterers agree to work together in good faith to attempt to extend the Bermuda Hotel Guaranty to fully cover the Term. If they cannot accomplish that objective, they will mutually agree upon an alternative plan for the Cruise Year 4.

         26. CHARTER FLIGHTS TO ARUBA. Space Charterers shall use its best efforts to sub-charter to Owners from December 18, 1999, commercial passenger jet aircraft with a capacity of approximately 172 passengers at the same cost as Space Charterers itself is able to charter such aircraft, for the purpose of providing Owners air seats for Owners' own passengers between Miami, Fort Lauderdale and Aruba and back. Space Charterers shall advise Owners of the availability and costs of such 172 passenger aircraft as soon as possible, but in all events within 15 days from the date hereof.

         27. ADDITIONAL CABIN AND BERTH SALES. For those Cruises where Space Charterers are not chartering at least * cabins, Space Charterers may charter additional cabins, space permitting and with the Owners' prior approval. The cost of such extra cabin space (in excess of * cabins) shall be * per passenger per day (said costs subject to the Percentage Increase as described at Clause 6
(a) (iv) above). If Space Charterers sell berths in cabins to a third and/or fourth passenger on any Cruise (whether or not in cabins allocated to Space Charterers in EXHIBIT 1 (a) (iv) hereto), the additional cost payable by them therefor shall be * per passenger per day (said costs subject to the Percentage Increase as described at Clause 6 (a) (iv) above), plus all out-of-pocket port charges incurred by Owners and the amounts by way of supplements specified in Clause 6(f) hereof.

         28. RESERVATIONS SYSTEM. At Space Charterers' option, Owners shall provide Space Charterers with access to Owners' computer reservations system at no charge and shall permit Space Charterers to book reservations through such system. Space Charterers shall bear the costs of installing and maintaining the link to such reservations system and the associated telephone lines in Space Charterers' offices.

         29. MARKETING EFFORTS FOR CRUISES. The parties shall allocate between them the territories to be marketed by them respectively for the Cruises as set forth in EXHIBIT 22.

         30. SPACE CHARTERERS' RIGHT TO USE "CROWN CRUISE LINE" NAME. Owners shall grant Space Charterers a non-exclusive license to market the Cruises under either the "Crown Cruise Line" name, or if such name is not available to Owners, the "Dynasty Cruise Line" name, but such name shall at all times remain the exclusive property of Owners. Owners shall notify Space Charterers within 15 days of which name Space Charterers may use.

----------
* Marked text ommitted pursuant to an application for an order for confidential treatment by Commodore Holdings Limited.

         31. LUGGAGE. Space Charterers shall ensure that all passenger luggage is legibly labeled with the passenger's name, cabin number, port of embarkation and disembarkation and sailing date, failing which Owners shall not be responsible for loss, confusion and/or errors in the loading or discharging of such luggage. Space Charterers shall be responsible for delivering all passenger luggage to the pier at which the Vessel is docked not less than two (2) hours before the scheduled departure time for the Vessel. Owners shall be responsible for such passenger luggage from the point it is timely delivered to the pier until it is re-delivered to such pier upon the conclusion of each Cruise. Owners will exercise its best efforts to provide sufficient staffing to enable timely passenger check-ins and disembarkation with minimal waiting periods.

         32. OWNERS' LIMITATION OF LIABILITY. Owners shall retain all of their rights, statutory or otherwise, as owners and operators of the Vessel, and this Space Charter shall not be construed as constituting a bareboat or demise charter of the Vessel. Any provision of this Charter to the contrary notwithstanding, Owners shall have the benefit of all limitations of and exemptions from liability accorded to Owners of vessels by any statute, rule of law, international convention or treaty as may be applicable.

         33. LIENS. Space Charterers will not suffer, nor permit to be continued, any lien or encumbrance on the Vessel incurred by them or their agents.

         34. SEVERABILITY. Any provision of this Space Charter which is prohibited or unenforceable in any jurisdiction shall be, as to such jurisdiction, ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate surrender unenforceable such provision in any other jurisdiction.

         35. NOTICES.

            (a) Whenever written notice is required to be given by either party to the other party, such notice shall be sent by hand delivery, facsimile, overnight courier service or certified mail, return receipt requested, to the following addresses:

                           NOTICE TO OWNERS:

                                    c/o Commodore Cruise Line
                                    4000 Hollywood Blvd.,
                                    Suite 385 South,
                                    Hollywood, Florida 33021
                                    Telephone: 954-967-2100
                                    Fax: 954-967-2147
                                    Attention: Mr. Fred A. Mayer, Chief
                                               Executive Officer

                           With a copy to:
                                    Broad and Cassel
                                    201 S. Biscayne Blvd., Suite 3000
                                    Miami, Florida 33131
                                    Telephone:  305-373-9400
                                    Fax:  305-373-9443
                                    Attention: Kathleen L. Deutsch, P.A.

         NOTICE TO SPACE CHARTERERS:
                                    c/o APPLE VACATIONS
                                    7 Campus Boulevard
                                    Newtown Square, Pennsylvania 19073
                                    Telephone: 610-359-6515
                                    Fax: 610-359-6519
                                    Attention: Mr. John Mullen

                           With a copy to:
                                    Edward T. Lawlor, Esq.
                                    297 South Newtown Road
                                    Newtown Square, PA  19073
                                    Telephone: 610-356-1400
                                    Fax:  610-359-1737

or to such other address as the parties may respectively from time to time designate by notice in writing.

            (b) Any notice required under this Space Charter to be given in writing shall be deemed to be duly received:

               (i) in the case of a letter, whether delivered in course of the post or by hand or by courier, at the date and time of its actual delivery if deliverance is within normal business hours on a working day at the place of receipt, otherwise at the commencement of normal business on the next such working day; and

               (ii) in the case of a telecopier/photographic facsimile transmission, at the time recorded together with the telephone dialing code of the receiving machine on the message if such time is within normal business hours on a working day at the place of receipt, otherwise at the commencement of normal business hours on the next such working day, but only if the time of receipt and the said code appear on the received facsimile copy.

         36. ASSIGNMENT. Neither Owners nor Space Charterers may assign any of their rights or obligations hereunder without the prior written consent of the other party hereto; provided, that Owners may assign their rights (but not obligations) hereunder to any lender as security for the repayment of funds advanced by such lender to Owners.

         37. AMENDMENTS. This Space Charter may be amended or supplemented at any time only by written instrument executed by both of the parties hereto.

         38. GOVERNING LAW. This Space Charter shall be governed by and construed in accordance with the general maritime laws of the United States of America and the substantive laws of the State of New York, as applicable. The parties hereto agree that if any controversy or claim arises out of or relating to this Space Charter or the breach thereof, the venue for any such action or claim shall be in Miami, Florida (if initiated by Space Charterers) or in Philadelphia, Pennsylvania (if initiated by Owners).

         39. ENTIRE AGREEMENT. This Space Charter constitutes the full and complete understanding between the parties hereto with respect to the transactions contemplated herein and supersedes all prior arrangements, understandings and agreements concerning the transactions contemplated herein, oral or written, between the parties hereto.

         40. COUNTERPARTS. This Space Charter may be signed in counterparts.

         IN WITNESS WHEREOF, the parties hereto have executed this Space Charter with effect as of the date first set forth above.

                        CROWN CRUISES LIMITED

                        By: /s/ Frederick A. Mayer
                            --------------------------------------------------
                                Chief Executive Officer

                        ATKINSON AND MULLEN, INC., doing
                        business as
                        APPLE VACATIONS

                        By: Illegible
                            --------------------------------------------------